Exhibit_11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Capital Trust:
Fidelity Capital Appreciation Fund, Fidelity Disciplined Equity Fund, and Fidelity Stock Selector of our reports dated December 4, 1995 on the financial statements and financial highlights included in the October 31, 1995 Annual Reports to Shareholders of Fidelity Capital Appreciation Fund, Fidelity Disciplined Equity Fund, and Fidelity Stock Selector.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
         COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
December 14, 1995